Exhibit 10.18

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of November 12, 2021, is entered into by and between BROADMARK REALTY CAPITAL INC., a Maryland corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent, are party to the Credit Agreement, dated as of February 19, 2021 (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Borrower intends to issue $100,000,000 5.00% Senior Notes due 2026 (the “Notes”) and become party to that certain Note Purchase Agreement, dated as of November 12, 2021 (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Note Purchase Agreement”), by and between the Borrower, as issuer, and purchasers party thereto;

WHEREAS, the Borrower intends for the Notes to constitute Longer-Term Indebtedness (as defined in the Credit Agreement);

WHEREAS, pursuant to clause (v) of the definition of “Longer-Term Indebtedness” set forth in the Credit Agreement, to the extent any such Longer-Term Indebtedness has any financial covenants, such financial covenants cannot be more restrictive than the financial covenants contained in the Credit Agreement unless such more restrictive financial covenants are added to the Credit Agreement for the benefit of the Lenders;

WHEREAS, the Notes contain a financial covenant that is more restrictive than the financial covenants included in Section 6.13 the Credit Agreement; and

WHEREAS, as permitted by Sections 1.01 and 9.02 of the Credit Agreement, the Administrative Agent is willing to agree to this Amendment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement, as amended by this Amendment.
2.
Amendment to Section 1.01 of the Credit Agreement. Effective as of the Amendment Effective Date (as defined below), the following definitions shall be added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Operating Cash Flow” means, for any period of determination, with respect to the Borrower and its Subsidiaries, on a consolidated basis, net cash provided by operating activities, exclusive of the effects from changes in operating assets and liabilities, plus cash paid for income taxes and interest payments, determined in accordance with GAAP applied in a manner consistent with the Borrower’s most recent audited financial statements.

“Senior Debt Service” means, for the Testing Period, the sum of: (a) the interest paid in cash or required to be paid in cash by the Borrower and its Subsidiaries, on a consolidated basis, for the Testing Period with respect to all Indebtedness, together with all fees and expenses paid on account of or with respect thereto, minus the interest paid in cash or required to be paid in cash by the Borrower and its Subsidiaries, on a consolidated basis, for the Testing Period with respect to all Subordinated Indebtedness together with all fees and expenses paid on account of or with respect thereto, in each case, determined in accordance with GAAP; plus (b) regularly scheduled principal amortization payments made or required to be made on account of Indebtedness for the Testing Period (exclusive of pay-offs or pay-downs on account of such Indebtedness), minus regularly scheduled principal amortization payments made or required to be made by the Borrower and its Subsidiaries, on a consolidated basis, on account of subordinated Indebtedness for borrowed money for such Testing Period (exclusive of pay-offs or pay-downs on account of such Indebtedness), in each case determined in accordance with GAAP.

“Senior Debt Service Coverage Ratio” means, with respect to the Borrower, at any date of determination, the ratio of Operating Cash Flow during the Testing Period to Senior Debt Service for the Testing Period.

“Subordinated Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries that is effectively subordinated in right of payment to the Loans.

“Testing Period” means, with respect to the Borrower, at any date of determination, the four consecutive fiscal quarters of the Borrower most recently ended immediately prior to such determination date.

3.
Amendment to Section 6.13 of the Credit Agreement. Effective as of the Amendment Effective Date, Section 6.13 of the Credit Agreement is hereby amended by inserting the following provision at the end thereof, immediately following clause (c) thereof:

(d) Senior Debt Service Coverage Ratio as of the close of business on the last day of each of its fiscal quarters, calculated on a pro forma basis for the incurrence of any Indebtedness during the applicable Testing Period, to be less than 1.25 to 1.0.

In giving pro forma effect to the incurrence of any Indebtedness during the applicable Testing Period with respect to the Senior Debt Service Coverage Ratio, (i) the Borrower’s Operating Cash Flow for the applicable Testing Period shall be increased by an amount equal to the product of (A) the principal amount of such Indebtedness and (B) the Borrower’s average yield on earning assets during the applicable Testing Period and (ii) the Borrower’s Senior Debt Service shall be increased by the interest that would have been paid on such Indebtedness had it been issued on the first day of the applicable Testing Period. In giving pro forma effect to the retirement of any Indebtedness during the applicable Testing Period, Senior Debt Service shall be decreased by the Senior Debt Service in respect of such retired Indebtedness as if such Indebtedness had been retired on the day before first day of such Testing Period.

4.
Payment of Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Amendment.

5. Conditions Precedent. This effectiveness of this Amendment is subject to the satisfaction or waiver of each of the following conditions (the date on which such conditions shall have been so satisfied or waived, the “Amendment Effective Date”):

(a)
The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of the Borrower.
(b)
At the time of and immediately after effectiveness of this Amendment, the representations and warranties set forth in Sections 6(c) and (d) shall be true and correct.

6. Representations and Warranties. The Borrower represents and warrants to the

Administrative Agent that, as of the date hereof:

(a)
This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b)
the execution delivery and performance by the Borrower of this Amendment will not (A) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (B) violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (C) violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, where such violation, default or payment could reasonably be expected to have a Material Adverse Effect, and (D) result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower or any of its Subsidiaries other than the Liens created pursuant to the Collateral Documents and other than Liens permitted by Section 6.02.
(c)
The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, material adverse effect or similar language, in all respects), in each case on and as of the Amendment Effective Date (or true and correct in all material respects as of a specified date, if earlier).
(d)
At the time of and immediately after effectiveness of this Amendment, no Default or Event of Default shall have occurred and be continuing.

7. Reference to and Effect on the Loan Documents.

(a)
From and after the Amendment Effective Date, each reference in the Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.
(b)
The Loan Documents, and the obligations of the Borrower and the Guarantors under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

8. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.

(a)
This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.
(b)
EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 9.09 and 9.10 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

9. Amendments; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower and the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart signature page of this Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

11. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement.

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	BROADMARK REALTY CAPITAL INC., as Borrower

	By:	/s/ David Schneider
Name: David Schneider
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

	By:	/s/ Catherine Mahony
Name: Catherine Mahony
Title: Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]